Exhibit 99.1

I am pleased to inform you that effective June 9, 2010 PMA Capital Corporation entered into a merger agreement with Old Republic International Corporation (“ORI”).   This is a stock for stock merger transaction, subject to customary closing conditions including approval by our shareholders and various regulatory authorities.   I expect that the transaction will close by the end of the 3rd quarter 2010.

A merger with ORI will allow us to be part of a larger well diversified insurance organization and enhance our financial strength and flexibility.    I believe that this will benefit our shareholders, our clients, and you our employees. ORI has a 87 year history and is a well respected organization through all its markets.   I believe that PMA and ORI share similar business principles and core values.

Following the closing of the merger transaction, we will continue to execute our business strategy as the PMA Companies and we will maintain our company headquarters in Blue Bell, PA with our experienced leadership team and local service locations.

I will hold a video conference this morning at 11:30 a.m. (Eastern Time) to share with you more details and answer any questions.    Attached is a copy of the press release we released this morning.

It is important that we stay focused on our clients and execute our business plan – there are only 204 days left in the year!   I have been and continue to be very excited about our future.

Vince Donnelly